Exhibit 5

March 13, 2006

Lawson Holdings, Inc.

380 St. Peter Street

St. Paul, Minnesota 55102-1302

Re:                               Registration Statement on Form S-4
SEC Registration No. 333-129862

Ladies and Gentlemen:

We have acted as counsel to Lawson Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance by the Company of up to 81,000,920 shares of its common stock, par value $0.01 per share (the “Common Stock”) in connection with the Company’s proposed acquisition of Intentia International AB, a corporation organized under the laws of Sweden (“Intentia”), pursuant to that Transaction Agreement, dated June 2, 2005, by and among the Company, Lawson Software, Inc., a Delaware corporation, Lawson Acquisition, Inc., a Delaware corporation and Intentia.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.  We have assumed the approval by the stockholders of Lawson Software, Inc. of the issuance of the Common Stock at the annual meeting of stockholders of Lawson Software, Inc.

Based on the foregoing, we are of the opinion that the shares of Common Stock to which the Registration Statement relates have been duly authorized by all requisite corporate action on behalf of the Company and, when issued upon completion of the transactions contemplated by the Transaction Agreement in accordance with, and upon satisfaction of the conditions set forth in, the Transaction Agreement, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Proxy Statement/Prospectus constituting part of the Registration Statement.

DORSEY & WHITNEY LLP • WWW.DORSEY.COM • T 612.340.2600 • F 612.340.2868
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Very truly yours,

/s/ Dorsey & Whitney LLP

JA